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Investor Information	Celanese Corporation Investor Relations 1601 West LBJ Freeway Dallas, Texas 75234-6034

Mark Oberle Phone: +1 972 443 4464 Fax: +1 972 332 9373 Mark.Oberle@celanese.com

CELANESE CORPORATION DECLARES
COMMON AND PREFERRED SHARE DIVIDENDS

DALLAS, April 10, 2006 — Celanese Corporation (NYSE: CE), declared quarterly dividends of $0.04 per share on its common stock and $0.265625 per share on its 4.25% convertible perpetual preferred stock, both payable on May 1, 2006.

The dividends are payable for the period from February 1, 2006 and ending on and including April 30, 2006 to owners of record as of April 15, 2006.

Celanese Corporation (NYSE:CE) is an integrated global producer of value-added industrial chemicals based in Dallas, Texas. The Company has four major businesses: Chemical Products, Technical Polymers Ticona, Acetate Products and Performance Products. Celanese has production plants in 13 countries in North America, Europe and Asia. In 2005, Celanese Corporation had net sales of $6.1 billion. For more information on Celanese Corporation, please visit the company’s web site at www.celanese.com.